[LETTERHEAD OF DANIELSON ASSOCIATES INC.]


         We hereby consent to the reference to our name appearing herein under the caption entitled "Approval of Agreement and Plan of Merger - Opinion of Penncore Financial Advisor." We further consent to the use of our letter to the Board of Directors of Penncore Financial Services Corporation concerning the fairness of the financial terms of the proposed merger, appearing as Annex C to the Proxy Statement/Prospectus contained herein.

                                        /s/ Arnold G. Danielson
                                        Arnold G. Danielson, Chairman




Rockville, Maryland
April 22, 1997